Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott V. Fainor, Michael J. Hughes and Sean P. Kehoe, Esquire, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Thomas Beaver Thomas A. Beaver	Director	May 22, 2015
/s/ Scott V. Fainor Scott V. Fainor	Director, President and Chief Executive Officer	May 22, 2015
/s/ Jeffrey P. Feather Jeffrey P. Feather	Director	May 22, 2015
/s/ Donna D. Holton Donna D. Holton	Director	May 22, 2015
/s/ Thomas L. Kennedy Thomas L. Kennedy	Director	May 22, 2015
/s/ Patricia L. Langiotti Patricia L. Langiotti	Director	May 22, 2015
/s/ Christian F. Martin IV Christian F. Martin IV	Director	May 22, 2015
/s/ Natalye Paquin Natalye Paquin	Director	May 22, 2015
/s/ R. Chadwick Paul Jr. R. Chadwick Paul Jr.	Director	May 22, 2015
/s/ C. Robert Roth C. Robert Roth	Director	May 22, 2015
/s/ Wayne R. Weidner Wayne R. Weidner	Director	May 22, 2015